Exhibit 99.1

EnteroMedics™ Announces Nine Month Clinical Results on its VBLOC RF2 Feasibility Study for Obesity Therapy

St. Paul, Minnesota-January 8, 2008-EnteroMedics Inc. (NASDAQ:ETRM), a developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced interim clinical results for the company's Maestro™ RF2 System. The Maestro RF2 System is currently being evaluated in 33 obese patients outside the United States in the VBLOC-RF2 clinical feasibility study of the company's proprietary VBLOC™ vagal blocking therapy.

The most recent follow-up of nine RF2 patients, among the earliest patients implanted in the VBLOC-RF2 trial, showed an excess weight loss, or EWL, of 29.5% at nine months of VBLOC Therapy. The most recent results for the prior follow-up periods demonstrate an EWL of 10.2% in 32 RF2 patients at one month, an EWL of 17.5% in 26 RF2 patients at three months, and an EWL of 22.1% in 21 RF2 patients at 6 months of VBLOC Therapy.

"We are encouraged by these interim weight loss data and the safety profile of our Maestro RF2 System," commented President and CEO, Mark B. Knudson, Ph.D. "The results continue to support VBLOC Therapy as a meaningful choice for physicians and their patients seeking sustainable weight loss."

The Maestro RF2 System is also being used in the company's EMPOWER clinical study. An Investigational Device Exemption (IDE) for the EMPOWER study, which is a randomized, prospective, double-blind clinical study, was approved by the Food and Drug Administration in June 2007 and the company is currently enrolling patients for the EMPOWER study in Australia and the United States.

About VBLOC Therapy

EnteroMedics developed VBLOC™ vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro™ System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About the EMPOWER Study

The EMPOWER Study is a randomized, double-blind, placebo-controlled study being conducted to evaluate the safety and effectiveness of the Company's investigational VBLOC™ vagal blocking therapy after 12 months of use in patients with obesity. The study will be conducted at up to 15 sites in Australia and the United States and will include up to 220 patients with obesity. The company expects to complete enrollment during the first half of 2008. In order to qualify for the study, patients must be 18 years of age or older, with a body mass index (BMI) between 35 and 45. To learn more about the EMPOWER Study, visit www.EMPOWERstudy.com or call 866 97 VBLOC (866-978-2562).

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics' proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. The Food and Drug Administration recently granted EnteroMedics approval for a pivotal clinical study of the company's investigational VBLOC Therapy as delivered by the Maestro™ System, its initial product for the treatment of obesity.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as "risk factors" in the Company's Prospectus dated November 14, 2007. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the Empower clinical study informed consent.

CONTACT: EnteroMedics Inc.

Greg S. Lea, Senior Vice President and CFO, 651-789-2764

ir@enteromedics.com